Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

DSC Holdings Ltd.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A ordinary shares, par value US$0.0001 per share	(1)	457(o)		$	$50,000,000.00	0.0001381	$6,905.00

Total Offering Amounts:							$50,000,000.00		6,905.00
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$6,905.00

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Offering Note(s)

(1)	Includes (a) Class A ordinary shares represented by American depositary shares (“ADSs”) that may be purchased by the underwriters pursuant to their over-allotment option, and (b) all Class A ordinary shares represented by ADSs initially offered and sold outside the United States that may be resold from time to time in the United States either as part of the distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public.

ADSs issuable upon deposit of Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333- ). Each American depositary share represents Class A ordinary shares.

Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.